Exhibit 19.1
NEW YORK MORTGAGE TRUST, INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
ADOPTED ON FEBRUARY 13, 2025
Introduction
All directors, executive officers and employees of New York Mortgage Trust, Inc. (the “Company”) and its subsidiaries (collectively, the “Covered Persons”) are required to comply with this Insider Trading Policy (the “Policy”).
This Policy regarding insider trading provides procedures designed to limit the release of material, nonpublic information about the Company and gives guidance to the Covered Persons regarding their individual obligations regarding insider trading. This Policy creates a program and procedures intended to promote compliance with applicable securities laws and to protect the Company and the Covered Persons from inadvertent violations of the Policy and the laws against insider trading.
Please read this Policy carefully. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy, as may be amended, shall govern. If a law conflicts with this Policy, you must comply with the law.
Scope of the Policy
This Policy applies to (1) all Covered Persons, (2) any immediate family member of a Covered Person who resides with such Covered Person, (3) any immediate family member of a Covered Person who resides elsewhere but whose transactions in the Company’s securities are directed by such Covered Person or subject to such Covered Person’s influence and control, (4) all other individuals who reside in any Covered Person’s household (collectively, “Family Members”), and (5) any entities that are subject to such Covered Person’s control (“Controlled Entities”).
Legal Considerations Relating To Material, Nonpublic Information
Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on material, nonpublic information regarding the Company.
Definitions
What information is “material”? Information should be considered material if it would be considered important by investors making decisions whether to purchase, sell, or hold the securities of the company in question. Stated another way, information is material if there is a substantial likelihood that a reasonable investor would consider the information as altering the total mix of information available to the public. Either positive or negative information may be material.
Common examples of information that could be, but are not necessarily, material include, but are not limited to:
•earnings or revenue projections or results;
•distributions or significant changes in distribution policies;
•a significant acquisition or merger proposal;
•significant new business ventures, partnerships or agreements, or a significant change in existing ventures, partnerships or agreements;
•the execution or proposed execution of a significant contract, lease, or purchase or loan agreement;
•a default or anticipated default under debt instruments or important contracts;
•significant regulatory developments;
•new business information relating to impending bankruptcy or financial problems;

•major personnel changes, particularly departures or elections of executive officers or certain directors;
•significant corporate events, including material cyber, data or personnel matters;
•the gain or loss of a substantial customer or supplier; and
•a change of control.
What information is “nonpublic”? Information is “nonpublic” if it has not been previously disclosed to the general public and is otherwise not available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and with enough time for the investing public to absorb the information fully. Although timing may vary depending on the circumstances, generally, Covered Persons should treat information as nonpublic unless two business days have passed since it was distributed by means likely to result in a general public awareness of the information - for example, by publication of the information in a daily newspaper or a newswire service. Depending on the particular circumstances, the Company (through its Chief Financial Officer (the “CFO”)) may determine that a longer or shorter period should apply to the release of material, nonpublic information about the Company.
General Policy
Any Covered Person, Family Member or Controlled Entity (or any other person designated by this Policy or by the Company’s CFO as subject to this Policy) who is in possession of or who has knowledge of material, nonpublic information regarding the Company may not:
•transact in securities (such as common stock, options to buy or sell common stock, warrants, preferred stock, convertible securities and debt securities) of the Company (other than the Permitted Transactions described in this Policy);
•transact in securities of other companies that are customers, suppliers, vendors or other counterparties to which the Company owes a duty of confidentiality and such person became aware of material nonpublic information about such other company as a result of his or her employment relationship with the Company;
•communicate such information to others; or
•recommend or express opinions on the basis of such information as to transacting in the Company’s securities.
Black-Out Periods and Pre-Clearance Procedures
The Company has instituted what it refers to as “Black-Out Periods” and “Pre-Clearance Procedures” in order to assist the Company in the administration of this Policy, help prevent insider trading in the Company’s securities, and to protect the Company’s reputation and ethical conduct. Under this Policy, all Covered Persons are subject to Black-Out Periods. Because you are subject to Black-Out Periods, you must not transact in the securities of the Company, or another company as specified in the Company’s policies on Black-Out Periods and Pre-Clearance Procedures, during Black-Out Periods. Even if the Company is not in a Black-Out Period, you, your Family Members and your Controlled Entities must not transact in the Company’s securities if you are in possession of material, nonpublic information about the Company (except as set forth in the Permitted Transactions section of the Policy). Under this Policy, all Covered Persons are subject to Pre-Clearance Procedures. As such, you must not engage in any transaction in the Company’s securities without first obtaining pre-clearance from the CFO. For further information about Black-Out Periods and Pre-Clearance Procedures, please see our policies on Black-Out Periods and Pre-Clearance Procedures.
Prohibited Transactions
Covered Persons (and their Family Members and Controlled Entities) are prohibited from engaging in the following transactions:
•Transacting in the Company’s securities on a short-term basis. Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer;

•Purchases of the Company’s securities on margin or using the Company’s securities as collateral for margin loans;
•Short sales and sales against the box;
•Hedging or indirect monetization transactions, including, but not limited to, prepaid variable forward contracts, trading in puts, calls, and straddles on the Company’s securities, as well as derivative securities, including, but not limited to, swaps, collars, forwards, and exchange funds. This Policy does not, however, restrict holding, exercising, or settling compensation awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity incentive plan(s);
•Pledging Company securities as collateral; and
•Standing or limit orders on the Company’s securities (except under approved Rule 10b5-1 plans).
Permitted Transactions
Regardless of whether you are in possession of material, nonpublic information regarding the Company, certain transactions are permitted under this Policy:
•the cash exercise or settlement of stock options or other stock-based compensation received under the Company’s stock plans or your exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option or other security or shares that vest under a restricted stock grant or other award in order to satisfy tax withholding requirements or the exercise price. (Note, however, that a same day “cashless exercise” of stock options through a broker or any other market sale for the purpose of generating the cash needed to pay the exercise price of or tax withholding for an option is prohibited when you possess material, nonpublic information regarding the Company);
•the granting or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. Nevertheless, while you are in possession of material, nonpublic information you may not sell restricted stock in the market.
•purchases or sales of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. Nevertheless, while you are in possession of material, nonpublic information you may not make certain elections under the 401(k) plan, including: (1) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (3) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
•purchases of Company securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election that you made at the time of your enrollment in the plan, as well as purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. Nevertheless, while you are in possession of material, nonpublic information you may not (1) elect to participate in the plan for any enrollment period or (2) sell Company securities purchased pursuant to the plan.
•transactions in diversified mutual funds that are invested in the Company’s securities;
•the automatic reinvestment of dividends paid on the Company’s securities under the Company’s Dividend Reinvestment and Stock Purchase Plan. Nevertheless, while you are in possession of material, nonpublic information you may not (1) make voluntary, additional purchases of the Company’s securities resulting from additional contributions you choose to make to this plan, (2) elect to participate in this plan, (3) increase or decrease your level of participation in this plan, or (4) sell any of the Company’s securities purchased pursuant to this plan;
•any transaction specifically approved in advance by the CFO; and

•transactions under a written Rule 10b5-1 plan for transacting in the Company’s securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 as then in effect. You must obtain authorization from the CFO before entering into or modifying a Rule 10b5-1 plan, as well as terminating a Rule 10b5-1 plan other than pursuant to the expiration of its terms.
Post-Termination Transactions
Compliance with this Policy also applies to your transactions in the Company’s securities even after your employment or position with the Company has ceased. If you are in possession of material, nonpublic information about the Company, or another company as specified in our policies on Black-Out Periods and Pre-Clearance Procedures, when your employment or position terminates, you may not transact in the Company’s securities or securities of another specified company until that information has become public or is no longer material.
Transactions by the Company
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.
Summary
Your compliance with this Policy is important for you and the Company. If you have questions about this Policy, do not hesitate to direct any such questions to the Company’s CFO. References in this Policy to the Company’s CFO mean the Company’s CFO or the CFO’s designee.
On the last page of this Policy is an Acknowledgment and Disclosure Form certifying that you have read this Policy. After you have read this Policy, upon request, please sign the Acknowledgment and Disclosure Form where indicated and return it to the Company’s CFO. Thank you for your cooperation.
This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice.

Black-Out Periods and Pre-Clearance Procedures
Purpose of Black-Out Periods and Pre-Clearance Procedures
The Company has established these policies on Black-Out Periods and Pre-Clearance Procedures to assist the Company in the administration of its Insider Trading Policy (the “Policy”), help prevent insider trading in the Company’s securities, and to protect the Company’s reputation and ethical conduct. If you have any questions about these policies and when they apply to you, please contact the Company’s CFO.
Scheduled Black-Out Periods
All Covered Persons, as well as their Family Members and Controlled Entities, (collectively, the “Window Group”) are subject to “Scheduled Black-Out Periods.” During the Scheduled Black-Out Periods designated by the CFO from time to time, the Window Group must refrain from transacting in the Company’s securities (except as set forth in the Permitted Transactions section of the Policy).
Even outside of a Scheduled Black-Out Period, Window Group members in possession of material, nonpublic information about the Company must not transact in the Company’s securities (except as set forth in the Permitted Transactions section of the Policy).
Unscheduled Black-Out Periods
From time to time, the Company may also prohibit some or all Covered Persons, as well as their Family Members and Controlled Entities, from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Black-Out Period”). In this event, the CFO will notify the affected persons, and those persons (except as set forth in the Permitted Transactions section of the Policy), may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the CFO notifies them that the Unscheduled Black-Out Period is over. In addition, any person made aware of the existence of an Unscheduled Black-Out Period should not disclose the existence of the Unscheduled Black-Out Period to any other person (outside of those subject to the Black-Out Restrictive Period).
Pre-Clearance Procedures
Regardless of whether a Black-Out Period is in effect, all Covered Persons must pre-clear all of their transactions in the Company’s securities, as well as the transactions of their Family Members and Controlled Entities in the Company’s securities, in advance, either in writing or by email, with the CFO. This pre-clearance requirement applies even to those transactions set forth in the Permitted Transactions section of the Policy. The CFO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Persons who receive permission to engage in a transaction from the CFO must complete their transaction within (i) two business days or (ii) such shorter or longer period as is designated by the CFO, or make a new request for clearance. Furthermore, upon consummation of a transaction, notice must be given promptly (no later than the close of the same business day) to the CFO of the occurrence and details of the transaction. The CFO must inform the President of the Company of all of his or her transactions in advance, either in writing or by email, and the transaction must have been pre-cleared by the President. Once the CFO receives permission to engage in a transaction from the President, he or she must complete the transaction within (i) two business days or (ii) such shorter or longer period as is designated by the President, or make a new request for clearance. Upon consummation of a transaction, the CFO must promptly (no later than the close of the same business day) give notice to the President of the occurrence and details of the transaction.
This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice.

Acknowledgement and Disclosure Form
Please review, date, sign and return this form to the CFO of the Company.
1.I have received a copy of the AMENDED AND RESTATED INSIDER TRADING POLICY.
2.I have read and understand the AMENDED AND RESTATED INSIDER TRADING POLICY and agree to comply with its terms.
3.I understand that a violation of the AMENDED AND RESTATED INSIDER TRADING POLICY may be considered grounds for termination of my employment or other disciplinary action by the Company and may lead to civil or criminal liability.

Date:
(Signature)

(Name – please print)